Exhibit 99.8.86

September, 2016

Insurance Contract Agmt

Participation Agreement
Hand Composite Employee Benefit Trust

1.                                      Purpose. The purpose of this Participation Agreement is to provide for investment of some or all of the assets of the Participating Trust identified below in one or more of the collective investment funds identified below (the “Investment Accounts”) established pursuant to the Declaration of Trust establishing the Hand Composite Employee Benefit Trust (the “Composite Trust”), as amended from time to time (the “Declaration of Trust”), dated April 1, 2011. Defined terms used herein and not otherwise defined shall have the meanings ascribed to them in the Declaration of Trust.

2.                                      Authority and Parties. As an authorized officer of the group variable annuity contract provider (“Authorized Representative”) of the separate account named below (“Participating Trust”), I have the authority to execute this Participation Agreement on behalf of the Participating Trust; and by my signature below, I hereby (a) enroll the Participating Trust and authorize participation under the Declaration of Trust for the Composite Trust established by Hand Benefits & Trust Company (“Trustee”). All capitalized items used herein shall have the meaning ascribed to them in the Declaration of Trust unless otherwise defined. A Qualified Trust (as defined in Section 7, below) may not become a Participating Trust until the Authorized Representative executes this Participation Agreement.

The parties to this Participation Agreement, which is dated as of November 23, 2021, are:

Trustee:	Participating Trust:
Hand Benefits & Trust Company	Participating Trust Name: American United Life Insurance Company
820 Gessner Road	Address:	1 American Square
Suite 1250		Indianapolis, IN 46206
Houston, Texas 77024	EIN #: 35-0145825

Authorized Representative:
Contract Provider Company Name: American United Life Insurance Company
Authorized Person’s Name: Steven Kofkoff
Authorized Person’s Title: VP, RS Strategy and Prod Mgt
Address:	1 American Square
Indianapolis, IN 46206
Email: investments.rs@oneamerica.com

3.                                      Incorporation and Communications. The Authorized Representative hereby designates the Trustee as an ancillary trustee of the Participating Trust and hereby adopts the Declaration of Trust, a copy of which is attached hereto and made a part hereof, as a part of the Participating Trust, and agrees to be bound by its provisions. The Authorized Representative hereby agrees to furnish, upon request by the Trustee and in accordance with the Authorized Representative’s standard operating procedures, copies of communications the Participating Trust may provide to Participants under any Participating Trust (as it concerns the Composite Trust) unless such communications simply list the Composite Trust’s name or provide information regarding the Composite Trust that is required to be provided to Participants under the Participating Trust by applicable law.

4.                                      Directions and Reliance. The Authorized Representative agrees to transfer, or to direct the trustee or custodian of assets of the Participating Trust to transfer, any and all funds of the Participating Trust to be allocated to the Composite Trust. The Authorized Representative shall provide directions to the Trustee as to the investment of assets allocated to the Composite Trust and the distribution of the Participating Trust’s assets from the Composite Trust. The Trustee shall be responsible only for the investment and custody of the assets accepted by it and shall have no other duties except as specified in the Declaration of Trust. The Trustee shall have all necessary authority to discharge those responsibilities. All directions provided to the Trustee by the Authorized Representative for the Participating Trust relating to the Investment Accounts shall be in writing or in an electronic format acceptable to the Trustee.

The Authorized Representative hereby agrees to indemnify and defend the Trustee against any liability or expense arising from the Trustee’s reliance on any direction, instruction or other notice given to the Trustee by the Authorized Representative on the Participating Trust’s behalf.

5.                                      Restatement of Total Net Asset Value and/or Net Asset Value.  The Total Net Asset Value (“TNA”) of the Investment Account on a Valuation Date shall equal the aggregate value of the assets of the Investment Account less the value of the accrued liabilities of the Investment Account.  The Net Asset Value of a Unit (“NAV”) shall be calculated by dividing the TNA of the Investment Account by the number of Units outstanding on a Valuation Date.

(a) In the event that there has been a misstatement of the Investment Account’s TNA and/or NAV calculated with respect to any Valuation Date, irrespective of the nature or cause of the event or error resulting in a misstatement of the TNA and/or NAV the following shall apply: (A) if the discrepancy in the stated NAV to the corrected NAV is less than one-tenth of one percent (.001 or ten basis points), the Trustee shall not be required to restate the TNA and/or NAV and the Investment Account will not correct Participating Trust accounts; (B) if the discrepancy is equal to or greater than one-tenth of one percent (.001 or ten basis points) but less than one-half of one percent (.005 or 50 basis points) of the correct NAV, the Trustee shall restate the TNA and/or NAV, but the Investment Account will not otherwise correct participating investor accounts; and (C) if the NAV of an Investment Account is incorrect and the discrepancy is equal to or greater than one-half of one percent (.005 or 50 basis points) of the correct NAV, the Trustee shall restate the TNA and/or NAV and the Investment Account will correct, or cause to be corrected, any Participating Trust’s account if such Participating Trust’s account was affected by the error in an amount in excess of $25.  Notification to affected Participating Trusts will be made as soon as administratively feasible by the Trustee upon discovery of the misstatement of the TNA and/or NAV.

(b) In the event of a purchase of Units of an Investment Account by a Participating Trust associated with a misstated NAV, irrespective of the nature or cause of the event or error resulting in a misstated NAV, and in the event that Participating Trust accounts are to be corrected, the Investment Account shall cause each affected Participating Trust’s account to be corrected by effecting a purchase of Units of the relevant Investment Account using the corrected NAV and the dollar amount equal to the dollar amount associated with the purchase of Units at the misstated NAV.

(c) In the event of a sale of Units of an Investment Account by a Participating Trust associated with a misstated NAV, irrespective of the nature or cause of the event or error resulting in a misstated NAV, and in the event that Participating Trust accounts are to be corrected, the Investment Account shall cause each Participating Trust’s account to be corrected by using the corrected NAV and effecting a sale of Units of the Investment Account as may be necessary to generate proceeds equal to the dollar amount of proceeds distributed to or otherwise transferred for the benefit of such affected Participating Trust. In the event that there are insufficient Units of such Investment Account for a Participating Trust to enable any such corrected sale transaction to be effected, the Trustee acknowledges that such Participating Trust shall have received an amount in excess of the amount to which such Participating Trust was entitled and the Trustee shall cause the Participating Trust to repay to such Investment Account any such  amount distributed to or  otherwise transferred for the benefit of each affected Participating Trust in excess of the amount to which the Participating Trust was entitled had the sale proceeds been calculated at the corrected NAV.

6.                                      Trading Restrictions. The Trustee may adopt policies, procedures, and measures to discourage frequent trading that may harm Participating Trusts and their participants in any Investment Account, including limits on the frequency of deposits and withdrawals, redemption fees or other measures, and may in its sole discretion reject investment directions that violate such policies and procedures. The Trustee is not liable for any failure to effect directions that are not in good order under its trading policies and procedures.

The Authorized Representative agrees to monitor trading activity of Participants under the Participating Trust in accordance with the Authorized Representative’s frequent trading policy (“Trading Policy”) which has been provided to the Trustee.

7.                                      Qualified Trust. The Authorized Representative warrants and represents that the Participating Trust is a Qualified Trust as defined by Section 2.1 of the Declaration of Trust. The Participating Trust is a separate account of an insurance company (i) the assets of which consist solely of assets of “group trust retiree benefit plans” as defined in Revenue Ruling 2011-1 (as modified by Revenue Ruling 2014-24), and (ii) which satisfies the requirements of Revenue Ruling 2014-24.

8.                                      Authorized Representative Representations, Warranties and Acknowledgements.   The Authorized Representative further represents, warrants and acknowledges that:

(a)                   The Authorized Representative is willing and able at the request of the Trustee either to furnish a favorable determination letter from the Internal Revenue Service or other evidence acceptable to the Trustee, which demonstrates that the Participating Trust qualifies for exemption from federal income taxation pursuant to the Code or is otherwise eligible to participate in the Composite Trust.

(b)                   The Authorized Representative acknowledges that the group variable annuity contract provider is an insurance company that provides recordkeeping and related administrative services to, and/or issues annuity contracts to, employee benefit plans qualified under the provisions of Section 401 of the Code, and to eligible governmental plans established under the provisions of Section 457(b) of the Code; and only this group of plans will be investors in the Participating Trust.

(c)                    The Authorized Representative has reviewed the attached Disclosure of Investment Account Fees and Expenses (Exhibit A), which outlines the fees and expenses paid from the Investment Accounts under the Composite Trust.

(d)                   The Authorized Representative has received and read the Declaration of Trust and understands its rights and responsibilities thereunder.

(e)                    The Authorized Representative has received and read and understands the Investment Policy Statement of the selected Investment Account(s) in which the Account is to be invested, including without limitation the “Principal Risks of Investing in the CIF” section thereof.

(f)                     The Trustee makes no representation as to the success of any investment strategy utilized by the Composite Trust or any of the Investment Accounts thereunder nor does the Trustee make any representation regarding the investment performance of the Composite Trust or any Investment Account thereunder.

(g)                    To the extent of the participation in the Composite Trust by the Participating Trust, the governing documents of the Participating Trust specifically authorize either the investment of moneys thereof in the Composite Trust or the investment of moneys thereof in collective investment funds maintained by a bank or trust company generally and also provide that the governing documents under which the Composite Trust or any such collective investment funds are maintained shall constitute a part of the governing documents pursuant to which such Participating Trust is administered. The Trustee may waive this requirement if permitted by law, as determined by the Trustee.

(h)                   Under the terms of the Participating Trust, the assets of the Participating Trust may be commingled in the Composite Trust for investment purposes with the assets of other plans and trusts qualified to participate in the Composite Trust.

(i)                     (i)   The Participating Trust is acquiring its interest in the Composite Trust for its own account, and not with a view to resale or distribution.  Any assets delivered on behalf of the Participating Trust to the Trustee for investment in the selected Investment Account(s) are free of any liens and encumbrances.

(j)                      The Authorized Representative (or another Participating Trust Representative or its designee) shall disclose the fees and expenses of the selected Investment Account(s) to the participants and beneficiaries of the Participating Trust as required by applicable law.

(k)                   The undersigned Authorized Representative has all necessary power and authority to execute, deliver and perform under this Participation Agreement.

(l)                     Investment by the Participating Trust in the Composite Trust will not violate any of the terms of the documents governing such Participating Trust or any law, regulation or other legal authority governing the operations and investments of the Participating Trust.

(m)               The Participating Trust is an insurance company separate account, (i) the separate account consists solely of assets of “group trust retiree benefit plans” as defined in Revenue Ruling 2011- 1 (as amended by Revenue Ruling 2014-24), and (ii) the assets of the separate account are insulated from the claims of the insurance company’s general creditors.

(n)                   The Authorized Representative shall promptly advise the Trustee of any event that would cause the foregoing representations, warranties and acknowledgements to be untrue or incorrect in any respect.

9.                                      Written Arrangement. The parties agree that this Participation Agreement and the Declaration of Trust are together intended to qualify as a written arrangement between the insurance company and the Trustee consistent with the requirements of Revenue Ruling 2014-24.

10.                               Effective Date. The Participating Trust’s participation shall be effective as of the next Valuation Date after the Trustee determines, in its sole discretion that the Participating Trust is a Qualified Trust and all other requirements are satisfied for the Participating Trust’s participation in the Composite Trust.

11.                               Trustee Fees. In accordance with any applicable Declaration of Investment Account and the attached Disclosure of Investment Account Fees and Expenses (Exhibit A), the Trustee shall be compensated for its investment management and other services to the Investment Accounts. The fee schedule set forth in the applicable Declaration of Investment Account and the attached Disclosure of Investment Account Fees and Expenses (Exhibit A) may be modified by the Trustee from time to time on sixty (60) calendar days advanced notice to the Participating Trust. If the Authorized Representative files an objection with the Trustee at least five (5) calendar days before the day on which such fee modification will take effect, the Trustee may withdraw the participation of the Participating Trust from the Investment Account on or before the Valuation Date as of which such new or modified fee is to take effect.

12.                               Termination. This Participation Agreement terminates upon the complete withdrawal of the assets of the Participating Trust from the Composite Trust. All withdrawals are subject to the Declaration of Trust and applicable Declaration of Investment Account. The Trustee shall continue to be paid its fees until the Valuation Date on which such final withdrawal is effective. A complete and final withdrawal of a Participating Trust from an Investment Account shall be made with at least thirty (30) days prior notice to the Trustee, unless waived by the Trustee in its discretion.

13.                               Amendment. The Trustee may amend this Participation Agreement, the Declaration of Trust, or any Declaration of Investment Account from time to time. Except as otherwise provided under the Declaration of Trust, no amendment of  this Participation Agreement, the Declaration of Trust, or  any Declaration of Investment Account may take effect until a Valuation Date which is not less than sixty (60) calendar days after notice of such amendment has been furnished to the Authorized Representative.   If the Authorized Representative does not file an objection with the Trustee on or before five (5) calendar days before the Valuation Date on which such amendment will take effect, the amendment will be deemed accepted by the Authorized Representative and shall become effective as to the applicable Participating Trust.   If the Authorized Representative does file such an objection, the Trustee may withdraw the participation of the Participating Trust on behalf of which such objection was filed on or before the Valuation Date as of which such amendment is to take effect.

14.                               Notices. Notices given under this Participation Agreement shall be given in writing by the Trustee to the Authorized Representative, or in writing by the Authorized Representative to the Trustee. Any such notice or other notice or communication required or permitted hereunder shall be deemed to have been given at the time the Trustee or Authorized Representative delivers the notice personally or mails the notice first class, postage prepaid, and registered or certified to the address of the appropriate recipient as shown on the Trustee’s records. In addition, the Trustee may furnish notices to any Authorized Representative by email or other electronic means, and any such notice shall be deemed to be given upon its transmission by the Trustee. The Authorized Representative further agrees and acknowledges that any notice delivered by the Trustee to the Administrator for delivery to the Authorized Representative shall constitute notice to the Authorized Representative.

15.                               Governing Law. To the extent not preempted by federal law, this Participation Agreement and the obligations of the parties shall be governed by and interpreted under the laws of the state of Texas.

16.                               Successors and Assigns. The Authorized Representative may not assign or transfer its rights under this Participation Agreement or its interest in the Composite Trust in whole or in part, and any attempted assignment or transfer shall be void. This Participation Agreement shall be binding upon the successors of any and all present and future parties. This Participation Agreement, together with the Declaration of Trust and any written amendments, is the entire agreement between the Authorized Representative, Participating Trust and the Trustee regarding the subject matter of this Participation Agreement.

The Authorized Representative and Participating Trust hereby agree to be bound by the terms of this Participation Agreement and the Declaration of Trust.

Authorized Representative

By:

Capacity:	VP, RS Strategy and Product Management

Date: 11/23/2021

Participating Trust Name: American United Life Insurance Company

EXHIBIT A

Disclosure of Investment Account Fees and Expenses

The following is a disclosure, by unit class, regarding fees and expenses that are charged to the Composite Trust and Investment Accounts thereunder, stated as a percentage of market value of the assets of the applicable Investment Accounts.

Investment Accounts Under Hand Composite Employee Benefit Trust sub-advised by Western Asset Management Company	Class	Expense Ratio*
	Class R^	0.20%
	Class R1	0.40%
Western Asset Long Duration Credit CIF	Class R2	0.35%
	Class R3	0.33%
	Class R-INT**	0.10%

Maximum expense ratio includes all stated fees below:

Trustee Fee:	0.040% on first $400,000,000 of daily net assets, and
0.030% on next $400,000,000 of daily net assets, and
0.020% on daily net assets over $800,000,000

Investment Advisory Fee:	Class R — 0.20%
Class R1 — 0.30%
Class R2 — 0.25%
Class R3 — 0.23%
Class R-INT — 0.00%

Service Fee:	None

Custody, Fund Accounting, Audit, and Other Ordinary Operating Expenses:	0.06%(1)

Transfer Agency Fee:	0.01%(1)

*	Reflects a cap on the fees and ordinary operating expenses of the Fund.

**	R-INT unit class is used for internal purposes only, and is not broadly available. Pre-approval prior to selection is needed.

^	Specific purpose unit class. Not broadly available.

(1)	Estimated. Actual fees and expense percentages may vary.